Filed pursuant to Rule 424(b)(5)

Registration No. 333-283306

AMENDMENT NO. 7, dated November 14, 2025

to PROSPECTUS SUPPLEMENT dated January 6, 2025

Up to $20,000,000

Common Stock

This Amendment No. 7 to Prospectus Supplement (this “Amendment”) amends and updates our prospectus supplement, dated January 6, 2025, filed with the Securities and Exchange Commission, or SEC, as part of our registration statement on Form S-3, as amended, File No. 333-283306 (the “Prospectus Supplement”). This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus dated January 6, 2025 (the “Prospectus”), each of which are to be delivered with this Amendment, as well as any of our filings made with the SEC which amend, supplement and update the Prospectus Supplement. This Amendment amends and/or updates only those sections of the Prospectus Supplement set forth in this Amendment (other than as automatically updated and amended by the Company’s SEC filings available on Edgar, which are incorporated by reference herein). In addition, we refer persons or entities considering making an investment in our securities to also to review information contained in those certain filings with the SEC on Schedules 13G and 13D, Section 16 filings on Form 3 and Form 4, as well as those filed with the SEC on Schedule 14A, which can be found on the SEC’s website regarding Neuphoria Therapeutics Inc. at: www.sec.gov, which discloses the accumulation of shares of our common stock in open market transactions by an investment fund, as well as matter to be taken up at our 2025 annual general stockholder meeting; all other sections of the Prospectus Supplement remain unchanged. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement, and any future amendments or supplements hereto or thereto.

We have entered into an At The Market Offering Agreement, or the Sales Agreement, with H.C. Wainwright & Co., LLC, or Wainwright, dated November 18, 2024. Under this Sales Agreement, as updated by this Amendment, we may offer and sell common stock having an aggregate offering price of up to $ $20,000,000 from time to time through Wainwright, acting as sales agent, in accordance with the Sales Agreement.

Sales of the common stock, if any, under this Prospectus Supplement, as amended, may be made by any method permitted that is deemed an “at the market” offering as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Wainwright is not required to sell any specific number or dollar amount of securities but will act as our sales agent using commercially reasonable efforts consistent with their normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq, on mutually agreed terms between Wainwright and us. There are no minimum sale requirements, and there is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Company was previously subject to the SEC’s “baby shelf rules” under General Instruction I.B.6 of Form S-3, as noted in our prior amendments to the Prospectus Supplement; however, beginning on November 3, 2025, our public float exceeded $75.0 million. Accordingly, and as a result, pursuant to General Instruction I.B.1 of Form S-3 and pursuant to the Sales Agreement, this Prospectus Supplement Amendment No. 7 increases and fixes the size of the continuous offering by us under this Prospectus Supplement of up to $20,000,000 as of the date hereof.

Wainwright will be entitled to a commission of 3.0% of the gross sales price per share sold under the Sales Agreement. See “Plan of Distribution” beginning on page S-11 of the Prospectus Supplement, dated January 6, 2025 for additional information regarding the compensation to be paid to Wainwright. In connection with the sale of the common stock on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Wainwright will be deemed to be underwriting compensation. We have also agreed in the Sales Agreement to provide indemnification and contribution to Wainwright with respect to certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the Nasdaq under the symbol “NEUP.” On November 13, 2025, the last reported sale price of our common stock on the Nasdaq was $4.75 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT DECISION, PLEASE READ THE INFORMATION UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT INCLUDED IN THIS REGISTRATION STATEMENT, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission, any state securities commission, nor any other foreign securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this Amendment No. 7 to Prospectus Supplement is November 14, 2025.